RIF International Developed Markets Fund

Advisory Fee Waiver

03/01/26 – 04/30/27

March 1, 2026

Mr. Ross Erickson

Treasurer, Chief Financial Officer and Chief Accounting Officer

Russell Investment Funds

401 Union Street, 18th Floor

Seattle, WA 98101

Re:	Russell Investment Funds International Developed Markets Fund (the “Fund”)

Dear Mr. Erickson:

Russell Investment Management, LLC (“RIM”), as adviser to Russell Investment Funds (“RIF”), agrees to waive, until April 30, 2027, 0.08% of its advisory fee for the Fund.

This waiver (1) supersedes any prior contractual advisory fee waiver and any prior (but not concurrent) non-contractual advisory fee waiver, (2) may not be terminated during the relevant period except at the Board’s discretion and (3) may, at RIM’s option, continue after the date stated above, but may be revised or eliminated at any time thereafter without notice.

If this arrangement is acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

RUSSELL INVESTMENT MANAGEMENT, LLC

By:	/s/ Katherine El-Hillow
Katherine El-Hillow
President

Accepted and Agreed:

RUSSELL INVESTMENT FUNDS

By:	/s/ Ross Erickson
Ross Erickson
Treasurer, Chief Financial Officer and Chief Accounting Officer

RIF U.S. Small Cap Equity Fund

Direct Expense Cap

03/01/26– 04/30/27

March 1, 2026

Mr. Ross Erickson

Treasurer, Chief Financial Officer and Chief Accounting Officer

Russell Investment Funds

401 Union Street, 18th Floor

Seattle, WA 98101

Re:	Russell Investment Funds U.S. Small Cap Equity Fund (the “Fund”)

Dear Mr. Erickson:

Russell Investment Management, LLC (“RIM”), as adviser to Russell Investment Funds (“RIF”), agrees to waive, until April 30, 2027, up to the full amount of its advisory fee for the Fund and then to reimburse the Fund for other direct Fund-level expenses, excluding dividend and interest expenses on short sales, to the extent that such direct Fund-level expenses exceed 0.996% of the average daily net assets of the Fund on an annual basis.

Direct Fund-level expenses do not include contingency fees paid to vendors for foreign tax reclaims and for certain securities litigation recoveries, infrequent and/or unusual expenses (including litigation expenses) or the expenses of other investment companies in which the Fund invests which are borne indirectly by the Fund.

This waiver and reimbursement (1) supersedes any prior contractual advisory fee waiver and any prior (but not concurrent) non-contractual advisory fee waiver, (2) may not be terminated during the relevant period except at the Board’s discretion and (3) may, at RIM’s option, continue after the date stated above, but may be revised or eliminated at any time thereafter without notice.

If this arrangement is acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

RUSSELL INVESTMENT MANAGEMENT, LLC

By:	/s/ Katherine El-Hillow
Katherine El-Hillow
President

Accepted and Agreed:

RUSSELL INVESTMENT FUNDS

By:	/s/ Ross Erickson
Ross Erickson
Treasurer, Chief Financial Officer and Chief Accounting Officer